Exhibit 99.1
Victory Energy Announces Third Quarter 2015 Financial Results

AUSTIN, TX--(October 29, 2015) -Victory Energy Corporation, (VYEY) ("Victory" or "the Company") a growth stage, Exploration and Production Company, today announced operating results for the three months ended September 30, 2015.
2015 Third Quarter Highlights

•	Total oil production increased 61% to 2,940(Bbl) from 1,830(Bbl) in the third quarter of 2014.

•	Daily barrels of oil equivalent increased 25% to 50 BOE/d (65% oil) from 40 BOE/d in the third quarter of 2014.

•	Lease operating expenses (LOE) decreased by 12%.

•	At September 30, 2015, the Company held a working interest in 29 gross wells located in the states of Texas and New Mexico.

•	Engaged MLV & Co. LLC to act as financial advisor with respect to the proposed $75 million credit facility, with initial availability based on agreed acquisitions.

•	Terminated merger with Lucas Energy and entered settlement agreement providing Victory with working interest in five producing wells in the Eagle Ford area of south Texas.

•	Received investment capital of $436,000 from our partner Navitus Energy Group (NEG)
Commenting on the current commodity pricing climate, near-term market outlook and the company strategy of growth through acquisitions, Kenny Hill, Chief Executive Officer of Victory Energy said, “We believe we had a very respectable quarter despite extremely punitive commodity pricing environments. We have now completed three consecutive quarters of depressed commodity prices, representing the second longest on record of at least 45% peak to trough. Despite these historic headwinds I remain very impressed with our team’s ability to remain focused and in driving operational efficiency gains.
Most near and mid-term outlook scenarios from leading analysts are mixed, with the majority not seeing a marked improvement until the end of next year. We believe that a continuation of the current pricing environment, coupled with our proposed $75 million credit facility from MLV & Co. LLC, should present generational opportunities to scale our company, and we are prepared to take advantage of that opportunity.
We have worked diligently with our investment banker to review several acquisition targets, holding significant proved producing reserves, limited mandatory development risk and limited lease expiration exposure. We are actively working with the sellers to reach agreeable terms and we remain in position to act swiftly and to act in size as additional opportunities with similar low-risk profiles present themselves.

The volume of producing, lower-risk acquisition targets has been increasing in recent weeks, as have broader industry merger and acquisition transactions. We are expecting this trend to continue throughout the next several months, providing additional opportunities for the company.
During this time of depressed commodity prices we have continued to receive ongoing operations and investment capital from long-time partner Navitus Energy Group (NEG). This capital has provided important financial support while we work to complete key acquisitions. As expected and designed, this partnership with NEG is a vital part of our success during both high and low commodity price cycles.”
Victory Energy is an independent, growth oriented oil and natural gas Company focused on acquiring, developing and producing oil and natural gas properties generally in multiple Texas plays. Through its partnership interest in Aurora Energy Partners, the company is able to acquire needed capital when ideal projects, with specific capital return and development profiles become available. At September 30, 2015, the Company held a working interest in 29 (gross) wells.
The Company's oil and gas revenue fluctuations are directly related to the volumes produced and the commodity prices paid over the respective periods presented. Oil and Natural Gas revenues decreased $21,079 or 12% from $173,527 to $152,448 for the three months ended September 30, 2015 compared to the three months ended September 30, 2014.
Lease operating expenses decreased $4,875 to $37,279 or 12% from $42,154 for the three months ended September 30, 2015. The decline is primarily the result of lower per BOE lease operating expense rates of our new Eagle Ford area wells held by the Company during the three months ended September 30, 2015 versus September 30, 2014.
General and administrative expenses increased $285,236 or 43% to $941,822 for the three months ended September 30, 2015 from $656,586 for the three months ended September 30, 2014. The increase is primarily due to costs related to the terminated business combination with Lucas Energy for professional fees, legal fees for ongoing litigation and share based compensation to consultants used in investor development.
Net loss attributable to Victory Energy was $882,609 or a loss of $0.03 per share, for the three months ended September 30, 2015 compared to a net loss of $622,795 or $0.02 per share, in the third quarter of 2014. The weighted average shares outstanding at September 30, 2015 were ~30.67 million shares compared to ~29.2 million as of December 31, 2014.
About Victory Energy
Victory Energy Corporation (VYEY), is a public held, growth-oriented oil and gas exploration and production company based in Austin, Texas, with additional resources located in Midland, Texas. The company is focused on the acquisition and development of stacked multi-pay resource play opportunities in the Permian Basin that offer predictable outcomes and long-lived reserve characteristics. The company presently utilizes low-risk vertical well development, which offers repeatable and profitable outcomes. Current Company assets include interest in proven formations such as the Spraberry, Wolfcamp, Wolfberry, Mississippian, Cline and Fusselman formations. For additional information on the company, please visit www.vyey.com.

Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words "will," "potential," "believe," "estimated," "intend," "expect," "may," "should," "anticipate," "could," "plan," "project," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Among these forward-looking statements are statements regarding EURs, estimated BOE, estimated future gross undiscounted cash flow and estimated drilling and completion costs. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, our ability to successfully complete pending acquisitions, integrate them with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, changes to drilling plans and schedules by the operators of prospects, overruns in costs of operations, hazards, delays, and any other difficulties related to drilling for and producing oil or gas, the price of oil, NGLs, and gas, results of marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, and other factors described in the Company's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company's Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in the Company's other filings with the Securities and Exchange Commission ("SEC") that are available on the SEC's website at www.sec.gov, and on the Company's website at www.vyey.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Investor Relations Contact
Derek Gradwell
SVP Natural Resources
MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us